TOC

PETROLEUM DEVELOPMENT CORPORATION
120 Genesis Boulevard
Bridgeport, West Virginia  26330

____________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
August 28, 2007, at 10:00 a.m., Local Time
____________________

Bridgeport Conference Center
300 Conference Way
Bridgeport, WV 26330

To the Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of Petroleum Development Corporation (the "Company") will be held at the Bridgeport Conference Center, 300 Conference Way, Bridgeport, West Virginia 26330, on August 28, 2007, at 10:00 a.m., local time, for the following purposes, all as more fully described in the accompanying Proxy Statement:

(1)	To elect two directors to serve three-year terms or until their successors shall be elected and shall qualify.

(2)
To ratify the selection of PricewaterhouseCoopers LLP by the Audit Committee of the Board of Directors as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2007.

(3)	To consider such other business as may properly come before the meeting and at any and all adjournments or postponements thereof.

The Board of Directors has fixed the close of business on July 24, 2007, as the record date for determining the shareholders having the right to vote at the annual meeting or any adjournment or postponement thereof.  The presence in person or by proxy of the holders of a majority of the outstanding shares of the Company's common stock entitled to vote is required to constitute a quorum.

Each shareholder is cordially invited to attend and to vote at this meeting in person.  Shareholders who do not expect to attend are requested to sign and date the accompanying proxy card and return it promptly in the enclosed postpaid envelope.

By Order of the Board of Directors,

 Steven R. Williams, Chairman

Bridgeport, West Virginia
July 31, 2007

TOC

PETROLEUM DEVELOPMENT CORPORATION
120 Genesis Boulevard
Bridgeport, West Virginia  26330

____________________

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AUGUST 28, 2007
____________________

The accompanying proxy is solicited by the Board of Directors ("Board") of Petroleum Development Corporation ("PDC" or the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on Tuesday, August 28, 2007, at 10:00 a.m., and at any and all adjournments or postponements of the meeting, for the purposes set forth in this Proxy Statement and the attached Notice of Annual Meeting of Shareholders.  This Proxy Statement and the enclosed form of proxy are first being mailed to the shareholders of the Company on or about July 31, 2007.

The Company will bear the cost related to the solicitation of proxies.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable and appropriate expenses incurred by them in sending proxy materials to the beneficial owners of the Company's common stock.  In addition to solicitations by mail, directors, officers and employees of the Company may solicit proxies by telephone and, to the extent necessary, by telegraph, or other electronic communication, and personal interviews without additional compensation.

TOC

TOC

GENERAL INFORMATION

Who May Vote

Shareholders of Petroleum Development Corporation ("PDC" or the "Company"), as recorded in the Company's stock register on July 24, 2007, may vote at the meeting.  The outstanding voting securities of the Company as of June 30, 2007, consisted of 14,887,912 shares of common stock.  Each share is entitled to one vote on each matter considered at the meeting.

How to Vote

You may vote in person at the meeting or by proxy.  The Board recommends you vote by proxy even if you plan to attend the meeting.  You can always change your vote at the meeting.

How Proxies Work

The Board is asking for your proxy.  Giving the Board your proxy means you authorize the Board to vote your shares at the meeting in the manner you direct.  You may vote for all, either or both director candidates, or you may withhold your vote from either or both of the director candidates.  You may also vote for or against the other proposals, or abstain from voting.  Cumulative voting is not permitted by the Company's By-Laws in the election of directors.

If your shares are held in your name, you can vote by completing, signing and dating your proxy card and returning it in the enclosed envelope.

If you give the Board your signed proxy but do not specify how to vote, they will vote your shares in favor of their director candidates and in favor of the ratification of the appointment of the Independent Registered Public Accounting Firm.

If you hold shares through someone else, such as a stockbroker, you will receive material from that firm asking how you want to vote.  Check the voting form used by that firm to see what voting options you have available.

Revoking a Proxy

You may revoke your proxy before it is voted by:

•	Submitting a new signed proxy with a later date;
•	Notifying PDC's Secretary in writing before the meeting that you wish to revoke your proxy; or
•	Appearing at the meeting, notifying the Inspectors of the Election that you wish to revoke your proxy, and voting in person at the meeting.

If you hold your shares through someone else, such as a stockbroker, you will need to follow the directions they give you to revoke a proxy or otherwise vote at the meeting.

Quorum

In order to carry on the business of the meeting, there must be a quorum.  This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person.  Treasury shares, which are shares owned by PDC itself, are not voted and do not count for this purpose.

TOC

Votes Needed

The director candidates who receive the most votes will be elected to fill the available seats on the Board.  Approval of other proposals requires the favorable vote of a majority of the votes cast.  Only votes for or against a proposal count.  Abstentions and broker non-votes count for quorum purposes but not for voting purposes.  Broker non-votes occur when a broker returns a proxy but does not have authority from the owner of the stock to vote on a particular proposal.  Although there are no controlling precedents under Nevada law regarding the treatment of broker non-votes in certain circumstances, the Company intends to apply the principles presented herein.

Attending in Person

Only shareholders or their proxy holders and PDC's guests may attend the annual meeting.  For safety and security reasons, no cameras, audio or video recording equipment, large bags, briefcases or packages will be permitted in the meeting.  In addition, each shareholder and guest may be asked to present valid, government-issued picture identification, such as a driver's license, before being admitted to the meeting.

If your shares are held in the name of your broker, bank, or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on July 24, 2007, the record date for voting.  Shareholders who do not present proxies at the meeting will be admitted upon verification of ownership at the admissions counter.

Conduct of the Meeting

The Chairman has broad authority to conduct the annual meeting in an orderly and timely manner.  This authority includes establishing rules for shareholders who wish to address the meeting.  Copies of these rules will be available at the meeting.  The Chairman may also exercise broad discretion in recognizing shareholders who wish to speak and in determining the extent of discussion on each item of business.  In light of the need to conclude the meeting within a reasonable period of time, there can be no assurance that every shareholder who wishes to speak on an item of business will be able to do so.  The Chairman may also rely on applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all shareholders.

Contact Information

If you have questions or need more information about the annual meeting, write to or call:

        Corporate Secretary
        Petroleum Development Corporation
        120 Genesis Boulevard
        P.O. Box 26
        Bridgeport, WV 26330
        (304) 842-3597

    For information about shares registered in your name, call PDC at 1-800-624-3821.  You are also invited to visit PDC's internet site at www.petd.com.  Internet site materials are not part of this proxy solicitation.

TOC

PROPOSALS REQUIRING SHAREHOLDER VOTE

PROPOSAL 1 – ELECTION OF DIRECTORS

As of the date of this proxy statement, the Company's Board of Directors ("Board") has seven members divided into three classes.  Directors are elected for three-year terms.  The terms for members of each class end in successive years.  Unless the Board determines otherwise, directors elected to fill vacancies hold office for a term expiring at the annual meeting when the term for their class expires.

The Board of Directors has nominated two directors, Vincent F. D'Annunzio and Thomas E. Riley, whose terms expire in 2007, to stand for election to the board for a three-year term expiring in 2010.  Mr. D'Annunzio has served on the Board since 1989 and currently serves as the Chair of the Nominating and Governance Committee of the Board as well as a member of the Compensation and Executive Committees.  Mr. Riley, President of PDC, currently serves as a member of the Executive and Planning and Finance Committees of the Board.

The appointed proxies will vote your proxy for the election of the two nominees unless you withhold your authority to vote for either or both of them.  The Board does not contemplate that any of the nominees will become unavailable for any reason; however, if any director is unable to stand for election, the Board may reduce its size or choose a substitute.  Proxies cannot be voted for a greater number of persons than the number of nominees named.

NOMINEES FOR A THREE YEAR TERM EXPIRING IN 2010
Name, Principal Occupation for Past Five Years and Other Directorships	Age	Year First Elected Director

VINCENT F. D'ANNUNZIO has served as president of Beverage Distributors, Inc. located in Clarksburg, West Virginia since 1985.	54	1989
THOMAS E. RILEY assumed the position of President in December 2004. Previously, Mr. Riley served as Executive Vice President of Production, Natural Gas Marketing and Business Development since November 2003. Prior thereto, Mr. Riley served as Vice President Gas Marketing and Acquisitions of the Company since April 1996. Prior to joining the Company, Mr. Riley was president of Riley Natural Gas Company, a natural gas marketing company which the Company acquired in April 1996.	54	2004

TOC

Continuing Directors with Terms Expiring in 2008

DAVID C. PARKE is a managing director in the investment banking group of Boenning & Scattergood, Inc., West Conshohocken, Pennsylvania, a full-service investment banking firm.  Prior to joining Boenning & Scattergood in November 2006, he was a director with Mufson Howe Hunter & Company LLC, Philadelphia, Pennsylvania, an investment banking firm, from October 2003 to November 2006.  From 1992 through 2003, Mr. Parke was director of corporate finance of Investec, Inc., and its predecessor Pennsylvania Merchant Group Ltd., investment banking companies.  Prior to joining Pennsylvania Merchant Group, Mr. Parke served in the corporate finance departments of Wheat First Butcher & Singer, now part of Wachovia Securities, and Legg Mason, Inc., now part of Stifel Nicolaus.  Mr. Parke serves as a member of the board of directors of Zunicom, Inc., a public company providing business communication services to the hospitality industry.
40	2003

JEFFREY C. SWOVELAND is the chief operating officer of Coventina Healthcare Enterprises, a medical device company specializing in therapeutic warming and multi-modal treatment systems used in the treatment, rehabilitation and management of pain.  Previously, Mr. Swoveland served as the chief financial officer of Body Media, a life-science company specializing in the design and development of wearable body monitoring products and services, from September 2000 to May 2007.  Prior thereto, Mr. Swoveland held various positions, including vice president of finance, treasurer and interim chief financial officer, with Equitable Resources, Inc., a diversified natural gas company, from 1997 to September 2000.  Mr. Swoveland serves as a member of the board of directors of Linn Energy, LLC, a public, independent natural gas and oil company.
52	1991

Continuing Directors with Terms Expiring in 2009
KIMBERLY LUFF WAKIM, an attorney and certified public accountant, is a partner with the law firm Thorp, Reed & Armstrong LLP. Ms. Wakim joined Thorp Reed & Armstrong LLP in 1990.	49	2003
STEVEN R. WILLIAMS was elected Chairman and Chief Executive Officer in January 2004. Mr. Williams served as President from March 1983 until December 2004.	56	1983
ANTHONY J. CRISAFIO is a certified public accountant and serves as an independent business consultant, providing financial and operational advice to businesses since 1995. He owned two small businesses during the period of 1991 to 2002. Additionally, Mr. Crisafio served as the chief operating officer of Cinema World, Inc. from 1989 until 1993 and was a partner with Ernst & Young from 1986 until 1989.	54	2006

TOC

DIRECTOR COMPENSATION

Each non-employee director received an annual retainer of $40,000 during 2006.  Additionally, non-employee directors receive a fee for being a member of certain committees.  During the third quarter of 2006, the audit committee chairperson began receiving an annual fee of $13,000, payable quarterly, and the other audit committee members began receiving an annual fee of $8,000 each, payable quarterly.  The compensation committee chairperson received an annual fee of $2,500 and the nominating committee chairperson received an annual fee of $2,500.  Non-employee directors also receive restricted stock compensation.  Pursuant to the shareholder approved Non-Employee Director Restricted Stock Plan (the “Restricted Stock Plan”), as of the date of each annual shareholders meeting of the Company each non-employee director will be awarded a specified number of shares of restricted stock as determined by the Board.  Directors receiving restricted stock under the Restricted Stock Plan will have all of the rights of a shareholder including the right to vote the shares and receive cash dividends and other cash distributions.  Restricted stock will be subject to the restrictions for the restricted period commencing on the date the stock is awarded.

Each non-employee director can choose to defer a portion or all of their annual cash compensation by participating in the Non-Employee Director Deferred Compensation Plan.  The plan's trustee will invest all cash deposits received exclusively in the common stock of the Company.

For the 2007-2008 Board term, each non-employee director will be paid an annual fee of $55,000 and will receive 2,000 shares of restricted stock, which will be awarded on the date of the annual meeting.  Additional fees will be paid to the Presiding Independent Director of $27,500, the Audit Committee Chair of $22,500, Audit Committee members of $10,000, Chairs of the Compensation, Planning and Finance and Nominating and Governance Committees of $7,500 for each committee for which he or she serves as Chair, and members of the Compensation, Executive, Planning and Finance and Nominating and Governance Committees of $2,500 for service on each committee on which he or she serves.

2006 Director Compensation Table

	Fees Earned/		Stock	Option	All Other
Name	Paid in Cash		Awards (1)	Awards	Compensation	Total

Kimberly Luff Wakim	$ 46,500	(2)	$ 26,310	$ -	$ -	$ 72,810
Vincent F. D'Annunzio	42,500	(3)	41,464	-	-	83,964
David C. Parke	44,500		23,088	-	-	67,588
Jeffrey C. Swoveland	45,250		23,088	-	-	68,338
Donald B. Nestor	35,750	(4)	19,996	-	-	55,746
Anthony J. Crisafio	12,000		2,882	-	-	14,882
_______________
(1)	Represents compensation expense recorded by the Company pursuant to FAS 123(R).
(2)	Includes amounts deferred (20%) pursuant to stock purchase election.
(3)	Includes amounts deferred (100%) pursuant to stock purchase election.
(4)	Retired from directorship on September 1, 2006; Mr. Nestor received a prorated annual retainer and fees for three quarters of the year based on his time of service.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS SET FORTH IN THIS PROPOSAL 1.

TOC

PROPOSAL 2 - RATIFICATION OF SELECTION OF AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has the authority to appoint and discharge the independent registered public accounting firm.  On May 24, 2007, the Audit Committee recommended and the Board ratified the engagement of PricewaterhouseCoopers LLP ("PwC") as the Company’s independent registered public accounting firm with respect to its year ending December 31, 2007.  The Board is submitting the appointment of PwC to the shareholders for ratification.  If the appointment of PwC is not ratified, the Board will require the Audit Committee to reconsider its selection.  A representative of PwC is expected to be present at the meeting, will have an opportunity to make a statement if he or she so desires, and will also be available to respond to appropriate questions.  It is not expected that representatives of KPMG LLP ("KPMG"), the Company’s independent registered public accounting firm for 2006, will be present at the annual meeting of shareholders.

During the Company’s two most recent fiscal years ended December 31, 2006 and 2005, and through May 24, 2007, the Company did not consult with PwC regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice was provided that PwC concluded was an important factor considered by the Company in reaching a decision as to any of the accounting, auditing or financial reporting issues; or (ii) any matter that was either the subject of a disagreement, as that term is defined in paragraph 304(a)(1)(iv) of Regulation S-K, or a reportable event required to be reported under paragraph 304(a)(1)(v) of Regulation S-K.

On May 24, 2007, the Audit Committee recommended, and the Board ratified, the dismissal of KPMG as its principal accountants.  The audit reports of KPMG on the consolidated financial statements of the Company as of December 31, 2006 and 2005, and for the three years ended December 31, 2006, contained no adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles, except as follows:

The audit report of KPMG on the Company’s consolidated financial statements as of December 31, 2006 and 2005, and for the three years ended December 31, 2006, dated May 22, 2007, indicated that, as described in Note 1 to such consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and the Company changed its method of quantifying errors based on SEC Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, in 2006.

The audit reports of KPMG on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006 and 2005, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that:

(1)
KPMG's report as of December 31, 2006, includes an explanatory paragraph stating that “the Company acquired Unioil on December 6, 2006, and management excluded from its assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2006, Unioil’s internal control over financial reporting associated with total assets of $26.1 million and total revenues of $0.3 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2006.  Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Unioil.”

TOC

(2)
KPMG’s reports indicate that the Company did not maintain effective internal control over financial reporting as of December 31, 2006 and 2005, because of the effect of material weaknesses on the achievement of the objectives of the control criteria as described below:

Material Weaknesses as of December 31, 2006, Identified in KPMG’s Report

•
The Company did not have effective policies and procedures to ensure the timely reconciliation, review and adjustment of significant balance sheet and income statement accounts.  As a result, material misstatements were identified during the Company's closing process in certain significant balance sheet and income statement accounts of the Company’s 2006 consolidated financial statements.  This deficiency resulted in a more than remote likelihood that a material misstatement of the Company’s annual or interim financial statements would not be prevented or detected.

•
The Company did not have effective policies and procedures, or personnel with sufficient technical expertise to ensure proper accounting for derivative instruments.  Specifically, the Company’s internal control processes did not ensure the completeness of all derivative contracts related to oil and gas sales, and also did not ensure the determination of the fair value of certain derivatives.  As a result, misstatements were identified in the fair value of derivatives and related income statement accounts of the Company’s 2006 consolidated financial statements.  This deficiency resulted in a more than remote likelihood that a material misstatement of the Company’s annual or interim financial statements would not be prevented or detected.

•
The Company did not have effective policies and procedures to ensure proper accounting for oil and gas properties.  Specifically, the Company’s review procedures were not sufficient to ensure that the calculations of depreciation and depletion were performed accurately and that the capitalization of costs was performed in accordance with the applicable authoritative accounting guidance.  As a result, misstatements were identified in 2006 in depreciation, depletion and amortization expense of the Company’s consolidated financial statements.  This deficiency resulted in a more than remote likelihood that a material misstatement of the Company’s annual or interim financial statements would not be prevented or detected.

Material Weaknesses as of December 31, 2005, Identified in KPMG’s Report

The Company did not have effective policies and procedures, and was not adequately staffed with accounting personnel possessing an appropriate level of technical expertise in U.S. generally accepted accounting principles, as further described below:

•
The Company did not have effective policies and procedures, or personnel with sufficient technical expertise, to properly account for derivative transactions in accordance with generally accepted accounting principles.  Specifically, the Company's policies and procedures relating to derivatives transactions were not designed effectively to ensure that each of the requirements for hedge accounting was evaluated appropriately with respect to the Company's commodity based derivatives.  Additionally, the Company's policies and procedures relating to the derivative transactions entered into on behalf of affiliated partnerships were not adequate to ensure these transactions were recorded properly in the financial statements.  As a result, a misstatement was identified in the fair value of derivatives and the oil and gas price risk management loss accounts that was corrected prior to the issuance of the Company's 2005 consolidated financial statements.  This deficiency results in more than a remote likelihood that a material misstatement of the Company's annual or interim consolidated financial statements would not be prevented or detected.

TOC

•
The Company did not have effective policies and procedures, or personnel with sufficient technical expertise, to ensure compliance with appropriate accounting principles for its oil and gas properties.  Specifically, the Company's policies and procedures were not designed effectively to ensure that the calculation of depreciation and depletion and the determination of impairments were performed in accordance with the applicable authoritative accounting guidance.  As a result, misstatements were identified in the accumulated depreciation, depletion and amortization and the depreciation, depletion and amortization expense accounts that was corrected prior to the issuance of the Company's 2005 consolidated financial statements.  This deficiency results in more than a remote likelihood that a material misstatement of the Company's annual or interim consolidated financial statements would not be prevented or detected.

•
The Company did not have effective policies and procedures, or personnel with sufficient technical expertise, to ensure proper accounting and disclosure for income taxes.  Specifically, the Company's policies and procedures did not provide for appropriate control documentation or supervisory review of permanent and temporary differences, or assessment of tax reserves to ensure that they were properly reflected and disclosed in the Company's financial statements.  As a result, misstatements were identified in the deferred income tax liability and income tax expense accounts in the Company's preliminary 2005 consolidated financial statements.  This deficiency results in more than a remote likelihood that a material misstatement of the Company's annual or interim consolidated financial statements would not be prevented or detected.

•
The Company did not have effective policies and procedures, or personnel with sufficient technical expertise, to ensure that its accounting for asset retirement obligations complied with generally accepted accounting principles.  Specifically, the Company's policies and procedures regarding the estimate of the fair value of the asset retirement obligations were not designed effectively to ensure that it was estimated in accordance with FAS No. 143, Asset Retirement Obligations.  This deficiency results in more than a remote likelihood that a material misstatement of the Company's annual or interim consolidated financial statements would not be prevented or detected.

•
The Company did not have effective policies and procedures, or personnel with sufficient technical expertise, to provide for adequate monitoring and assessment of the application of accounting principles, standards or rules as it relates to proportionate consolidation in a timely manner.  As a result of this control deficiency, the Company did not appropriately eliminate its proportionate share of transactions with the Company sponsored limited partnerships, which resulted in the restatement of the Company's financial statements for the first three quarters of 2005, the years ended December 31, 2004, 2003, 2002, and 2001 and each of the quarters in 2004 and 2003.

During the two years ended December 31, 2006, and the subsequent interim period through May 24, 2007, there were no: 1) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its audit reports on the Company’s financial statements for such years, or 2) reportable events, except for the material weaknesses described above.

KPMG has been authorized to respond fully to the inquiries of the successor independent registered public accounting firm concerning the subject matter of the foregoing.

TOC

In connection with its change in independent registered public accounting firm, the Company provided KPMG with a copy of the foregoing statements and requested that KPMG furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether KPMG agreed with the foregoing statements, and, if not, stating the respects in which KPMG did not agree.  KMPG furnished the Company with such a letter, addressed to the SEC.  A copy of KPMG's letter was filed as an Exhibit to a Current Report on Form 8-K filed with the SEC on May 31, 2007.

Principal Accountant Fees and Services

The following table presents the aggregate fees billed to the Company by PwC and KPMG for services in 2006 and 2005 as of June 30, 2007.

	PwC		KPMG
	2006	2005	2006	2005

Audit fees	$ -	$ -	$ 3,261,822	$ 2,457,423
Audit related fees	-	-	983,701	394,543
Tax fees	346,743	258,131	-	-
Total fees(1)	$ 346,743	$ 258,131	$ 4,245,523	$ 2,851,966

 _______________
(1)	There were no other fees for services rendered to the Company during either of the years by either PwC or KPMG.

Audit Fees.  Include amounts billed for professional services rendered by KPMG for audit procedures performed with regard to the Company's annual consolidated financial statements and the report on management's assessment of internal control over financial reporting and the effectiveness of the Company's internal control over financial reporting for the years ended December 31, 2006 and 2005, including reviews of the condensed consolidated financial statements included in the Company's quarterly reports on Form 10-Q during the years ended December 31, 2006 and 2005.  The 2005 audit fees also include fees billed for professional services rendered by KPMG for the audit of the consolidated financial statements included in the Company's Form 10-K/A for the year ended December 31, 2004.

Audit Related Fees.  Include amounts billed for professional services rendered by KPMG for the audits of the annual financial statements of the Company-sponsored drilling partnerships for which the Company acts as managing general partner.  The aggregate billings for those professional services rendered during 2006 primarily represent audits for years ended December 31, 2005 and prior.  Total audit related fees for the year ended December 31, 2006, includes $39,450 related to due diligence services provided for the acquisition of Unioil and for the year ended December 31, 2005, includes $140,977 related to due diligence services provided for a contemplated transaction.

Tax Fees.  Include amounts billed for professional services rendered by PwC primarily for partnership tax services.  The Audit Committee has considered the nature of such services provided to the Company by PwC prior to its engagement of PwC as the Company's Independent Registered Public Accounting Firm, and believes that such services did not create any real or perceived conflicts, independence issues, or other impediments to retaining the services of PwC as the Company's auditors for 2007.

TOC

Audit Committee Pre-Approval Policies and Procedures

The Sarbanes-Oxley Act of 2002 requires that all services provided to the Company by its Independent Registered Public Accounting Firm be subject to pre-approval by the Audit Committee or authorized members of the Committee.  The Audit Committee has adopted policies and procedures for pre-approval of all audit services and non-audit services to be provided by the Company's Independent Registered Public Accounting Firm.  Services necessary to conduct the annual audit must be pre-approved by the Audit Committee annually at a meeting.  Permissible non-audit services to be performed by the independent accountant may also be approved on an annual basis by the Audit Committee if they are of a recurring nature.  Permissible non-audit services, which are not eligible for annual pre-approval, to be conducted by the independent accountant must be pre-approved individually by the full Audit Committee or by an authorized Audit Committee member.  Actual fees incurred for all services performed by the independent accountant will be reported to the Audit Committee after the services are fully performed.  The duties of the Committee are described in the Audit Committee Charter, which is available at the Company's website under Corporate Governance.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL 2.  PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.  THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK CAST AT THE MEETING REPRESENTED IN PERSON OR BY PROXY AND ENTITLED TO VOTE AT THE MEETING IS REQUIRED FOR APPROVAL OF THIS PROPOSAL 2.

TOC

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is composed of four directors and operates under a written charter adopted by the Board of Directors.  Each member of the committee meets the independence requirements of Rule 4200(a)(15) of the NASDAQ's listing standards.  The duties of the Committee are summarized in this proxy statement under "Committees of the Board of Directors" and are more fully described in the charter, which is available at the Company’s website under “Corporate Governance.”

Management is responsible for the Company's internal controls and preparation of the consolidated financial statements in accordance with generally accepted accounting principles.  The Company's Independent Registered Public Accounting Firm is responsible for performing an independent audit of consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.  The Committee's responsibilities include monitoring and overseeing these processes.

The Committee met 23 times during 2006, and has continued to meet frequently during 2007.  In addition to normal meetings to accomplish the work of the Committee, the Committee also held numerous meetings with the management of the Company and KPMG LLP to review the progress on the implementation of improved internal controls early in the year, and regarding the causes, impacts and corrective measures related to the Company's historical accounting errors and financial statements at various times throughout 2006 and into early 2007.

In this context, the Committee reviewed and discussed the Company's audited consolidated financial statements for the year ended December 31, 2006 (the "audited financial statements") with management and the Company's Independent Registered Public Accounting Firm for 2006, KPMG LLP.  The Committee also discussed with KPMG LLP the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (Communication with Audit Committees), and KPMG LLP directly provided reports on significant matters to the Committee.

The Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and has discussed with KPMG LLP its independence from the Company.

The Committee has discussed with management and KPMG LLP such other matters and received such assurances from them as the Committee deemed appropriate.

Based on the foregoing review and discussions and relying thereon, the Committee recommended that the Board of Directors include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2006.

On May 24, 2007, the Committee dismissed KPMG LLP as the Company's Independent Registered Public Accounting Firm, and appointed PricewaterhouseCoopers LLP ("PwC") to serve as the Company's Independent Registered Public Accounting Firm for 2007.  In connection therewith, the Audit Committee considered whether the provision of non-audit services by PwC prior to their engagement was compatible with maintaining the Independent Registered Public Accounting Firm’s independence.  This appointment is subject to ratification by the Company's shareholders.

Jeffrey C. Swoveland, Chair
Kimberly Luff Wakim
David C. Parke
Anthony J. Crisafio

AUDIT COMMITTEE
of the Board of Directors

TOC

ALL OTHER BUSINESS THAT MAY COME BEFORE THE 2007 ANNUAL MEETING

As of the date of this proxy statement, the Board is not aware of any matters to be brought before the 2007 annual meeting other than the matters set forth in this proxy statement.  However, if other matters properly come before the meeting, it is the intention of the proxy holders named in the enclosed form of proxy to vote in accordance with their discretion on such matters pursuant to such proxy.

TOC

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding ownership of the Company's common stock as of June 30, 2007, by (a) each person known by the Company to own beneficially more than 5% of the outstanding shares of common stock; (b) each director of the Company; (c) each executive officer; and (d) all directors and executive officers as a group.  As of June 30, 2007, 14,887,912 common shares of the Company were issued and outstanding.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Shares Beneficially Owned

FMR Corp.
82 Devonshire Street
Boston, MA 02109	2,420,360	(1)	16.3%

Steinberg Asset Management, LLC
12 East 49th Street
New York, NY 10017	2,085,868	(2)	14.0%

Kayne Anderson Rudnick
Investment Management, LLC
1800 Avenue of the Stars, 2nd Floor
Los Angeles, CA 90067	1,078,093	(3)	7.2%

Barclays Global Investors, NA
45 Fremont Street
San Francisco, CA 94105	1,029,403	(4)	6.9%

Steven R. Williams	310,931	(5)	2.1%

Thomas E. Riley	104,605	(6)	*

Eric R. Stearns	56,828	(7)	*

Richard W. McCullough	-	(8)	*

Darwin L. Stump	26,540	(9)	*

Vincent F. D'Annunzio	21,042		*

Jeffrey C. Swoveland	12,916		*

Kimberly Luff Wakim	4,479		*

David C. Parke	4,129		*

Anthony J. Crisafio	1,035		*

All directors and executive officers
as a group (10 persons)(10)	542,505	(11)	3.6%

_______________
* Less than 1%

TOC

(1)	According to the Schedule 13G filed by FMR Corp. with the SEC on February 14, 2007.
(2)	According to the Schedule 13G filed by Steinberg Asset Management with the SEC on February 9, 2007.
(3)	According to the Schedule 13G filed by Kayne Anderson Rudnick Investment Management with the SEC on February 5, 2007.
(4)	According to the Schedule 13G filed by Barclays Global Investors, NA with the SEC on January 23, 2007.
(5)	Includes 4,814 shares subject to options exercisable within 60 days of June 30, 2007; excludes 19,561 restricted shares subject to vesting.
(6)	Includes 3,179 shares subject to options exercisable within 60 days of June 30, 2007; excludes 13,971 restricted shares subject to vesting.
(7)	Includes 2,928 shares subject to options exercisable within 60 days of June 30, 2007; excludes 12,597 restricted shares subject to vesting.
(8)	Excludes 4,256 restricted shares subject to vesting.
(9)	Includes 2,605 shares subject to options exercisable within 60 days of June 30, 2007; excludes 9,316 restricted shares subject to vesting.
(10)	Address: 120 Genesis Boulevard, Bridgeport, WV 26330.
(11)	Includes 13,526 shares subject to options exercisable within 60 days of June 30, 2007; excludes 59,701 restricted shares subject to vesting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Officers, directors and holders of more than 10% of the common stock are required by regulations promulgated by the Commission pursuant to the Exchange Act to furnish the Company with copies of all Section 16(a) forms they file.  The Company assists officers and directors, and will assist beneficial owners, if any, of more than 10% of the common stock, in complying with the reporting requirements of Section 16(a) of the Exchange Act.

Based solely on its review of the copies of such forms received by it, the Company believes that since January 1, 2006, all Section 16(a) filing requirements applicable to its directors, officers and greater than 10% beneficial owners were met.

TOC

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that govern the structure and functioning of the Board and establish the Board's policies on a number of governance issues.  The Guidelines are posted under “Governance Policies” in the Corporate Governance section of the Company's internet site at www.petd.com.  They are also available to any shareholder on request; see "Contact Information" above.

Board of Directors

The Company's By-Laws provide that the number of members of the Board of Directors shall be designated from time to time by a resolution of the Board; and, in the absence of such designation, the number of directors shall be seven.  The By-Laws provide that the Board shall be divided into three separate classes of directors which are required to be as nearly equal in number as practicable.  At each annual meeting of shareholders one class of directors, whose term expires, will be elected to a term of three years.  The classes are staggered so that the term of one class expires each year.  There is no family relationship between any director or executive officer and any other director or executive officer of the Company.  There are no arrangements or understandings between any director or officer and any other person pursuant to which the person was selected as an officer.

Director Independence

Subject to some exceptions and transition provisions, the NASDAQ standards generally provide that a director will not be independent if:

(A)	the director is, or at any time during the past three years was, employed by the Company;

(B)
the director or a member of the director's immediate family has received from the Company compensation of more than $100,000 during any period of 12 consecutive months within the three years preceding the determination of independence other than for service as a director;

(C)	the director is a family member of an individual who is, or at any time during the past three years was, an executive officer of the Company;

(D)
the director or a member of the director's immediate family is a partner in, or a controlling person of, or an executive officer of any organization to which PDC made, or from which PDC received, payments for property or services in the current or any of the three past fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more;

(E)
the director or a member of the director's immediate family is employed as an executive officer of another entity where at any time during the past three years any of the Company’s executive officers serves on the compensation committee of the other entity; or

(F)
the director or a member of the director's immediate family is a current partner of PwC, the Company's independent registered public accounting firm, or during the past three years was a partner or employee of either PwC or KPMG, the Company's former independent registered public accounting firm.

Additionally, Audit Committee members are subject to additional, more stringent NASDAQ and Exchange Act requirements.

TOC

    The Board has reviewed business and charitable relationships between the Company and each non-employee director to determine compliance with the NASDAQ standards described above and to evaluate whether there are any other facts or circumstances that might impair a director's independence.  The Board has determined that all non-employee directors are independent under NASDAQ Marketplace Rule 4200 and the Exchange Act.

Board Meetings and Attendance

    The Board met 10 times in 2006.  Each of PDC's directors attended at least 75% of the aggregate Board and committee meetings during 2006.

    Annual Meeting Attendance

    As specified in the Company's Corporate Governance Guidelines, directors are strongly encouraged to attend the annual meeting of shareholders.  All directors attended last year's meeting.

Committees of the Board

    The following table identifies the current membership and chair of the five standing committees of the Board.

Name	Audit	Compensation	Executive	Nominating/ Corporate Governance	Planning/ Finance

Jeffrey C. Swoveland	Chair	–	Member	–	Member
Kimberly Luff Wakim	Member	–	–	Member	–
Vincent F. D'Annunzio	–	Member	Member	Chair	–
David C. Parke	Member	Chair	–	Member	Chair
Anthony J. Crisafio	Member	Member	–	–	–
Steven R. Williams	–	–	Chair	–	–
Thomas E. Riley	–	–	Member	–	Member

    The non-employee directors meet in "executive sessions" without the presence of employee directors, Messrs. Williams and Riley, generally in connection with each regularly scheduled board meeting.  Mr. Swoveland serves as Presiding Independent Director at these sessions; however, the other non-employee directors may, in the event of his absence, select another director to preside over a particular session.

    Audit Committee

    The Audit Committee, which met 23 times in 2006, is comprised entirely of persons whom the Board has determined to be independent under NASDAQ Rule 4200(a)(15), Section 301 of the Sarbanes-Oxley Act of 2002 and Section 10A(m)(3) of the Exchange Act..  Mr. Swoveland chairs the committee; other audit committee members are Ms. Wakim, Mr. Parke and Mr. Crisafio.  The Board has determined that Mr. Swoveland and the other Audit Committee members, with the exception of Mr. Parke, qualify as audit committee financial experts as defined by SEC regulations and are all, without exception, independent of management.  The audit committee’s purpose is to assist the Board in monitoring the integrity of the financial reporting process, systems of internal controls and financial statements of the Company, and compliance by the Company with legal and regulatory requirements.  Additionally, the committee is directly responsible for the appointment, compensation and oversight of the independent auditors employed by the Company for the purpose of preparing or issuing an audit report or related work and to assess the need for an internal audit function and recommend its establishment when deemed appropriate.

TOC

    In performing its responsibilities, the Audit Committee monitors the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance; monitors the independence of the Independent Registered Public Accounting Firm; and provides an avenue of communications among the Independent Registered Public Accounting Firm, management and the Board of Directors.  The Board has adopted a Charter of the Audit Committee which is posted on the Company's website.  The Board continues to assess the adequacy of the Charter and will revise it as necessary.

    Compensation Committee

    The Board has determined that all members of the Compensation Committee are independent of the Company under Rule 4200(a)(15) of the NASDAQ's listing standards.  The Compensation Committee met nine times in 2006.  The Board has adopted a Compensation Committee Charter which is posted on the Company's website.

    The purpose and functions of the Compensation Committee are to (1) oversee the development of a compensation strategy for the Company subject to approval by the Board, (2) oversee the administration of the Company's compensation programs, (3) evaluate the performance of and set compensation for the Chief Executive Officer, (4) review and approve the elements of compensation for other executive officers of the Company, (5) negotiate the terms of employment agreements with executive officers of the Company, (6) review the compensation of the Company's Directors and recommend changes in compensation levels to the Board of Directors, (7) recommend equity-based incentive programs necessary to implement the Company's compensation strategy, and (8) administer all equity-based incentive programs of the Company.

    Compensation Committee Interlocks and Insider Participation.  There are no Compensation Committee interlocks.

    Executive Committee

    The purpose and functions of the Executive Committee are to exercise the powers and duties of the Board between Board meetings and, while the Board is not in session, implement the policy decisions of the Board.  The Board has adopted an Executive Committee Charter which is posted on the Company's website.

    Nominating and Governance Committee

    The Board has determined that all members of the Nominating and Governance Committee are independent of the Company under Rule 4200(a)(15) of the NASDAQ's listing standards.  The Nominating and Governance Committee met five times in 2006.  The purpose and functions performed by the Committee are to (1) assist the Board by identifying individuals qualified to become Board members and to recommend to the Board the director nominees for the next annual meeting of shareholders or fill any vacancies; (2) recommend to the Board corporate governance guidelines applicable to the Company; (3) lead the Board in its annual review of the Board's performance and (4) recommend to the Board director nominees for each committee.  The Board has adopted a Charter for the Nominating and Governance Committee.  The Charter has been posted on the Company's website.

    Director Qualifications and Selection

   The Board has adopted Director Nomination Procedures that prescribe the process the Nominating and Governance Committee will use to select the Company’s nominees for election to the Board.  The Nominating and Governance Committee evaluates each candidate based on the candidate's level and diversity of experience and knowledge (specifically within the industry and relevant industries in which the Company operates, as well as his or her general overall experience and knowledge), skills, education, reputation and integrity, professional stature and other factors that may be relevant depending on the particular candidate.  Additional factors considered by the Committee include the size and composition of the Board at a particular time, allowing the Company to benefit from having a broad mixture of skills, experience and perspectives on the Board.  Accordingly, one or more of these factors may be given more weight in a particular case at a particular time, no single factor would be viewed as determinative, and the Committee has not specified any minimum qualifications that the Committee believes must be met by any particular nominee.  The Company's Director Nomination Procedures are posted on the Company's website.

TOC

The Committee identifies director candidates primarily through recommendations made by the non-employee directors.  These recommendations are developed based on the directors' own knowledge and experience in a variety of fields, and research conducted by PDC staff at the Committee's direction.  The Committee also considers recommendations made by the employee directors, employees, shareholders, and others, including search firms.  All recommendations, regardless of the source, are evaluated on the same basis against the criteria contained in the guidelines.  The Committee has the authority to engage consultants to help identify or evaluate potential director nominees but has not done so recently.

Shareholder Recommendations

The Company's Nominating and Governance Committee will consider director candidates recommended by shareholders of the Company.  Any shareholder who wishes to recommend a prospective Board nominee for the Committee to consider should notify the Nominating and Governance Committee of their recommendation by writing to the Committee at the Company's headquarters, or by sending the information via email to board@petd.com.  All recommendations will be received by the Nominating and Governance Committee.

A submission recommending a candidate should include:

•	Sufficient biographical information to allow the Committee to evaluate the candidate in light of the guidelines;

•	An indication as to whether the proposed candidate will meet the requirements for independence under the NASDAQ guidelines;

•	Information concerning any relationships between the candidate and the shareholder recommending the candidate; and

•	Material indicating the willingness of the candidate to serve if nominated and elected.

Shareholder Nominations

Shareholders who wish to may nominate candidates for election to the Board.  The Company's By-Laws require shareholders who wish to submit nominations of persons for election to the Board of Directors at the annual meeting of shareholders to follow certain procedures.  The shareholder must give written notice to the Corporate Secretary at Petroleum Development Corporation, 120 Genesis Boulevard, Bridgeport, West Virginia 26330 or may email notice to board@petd.com, not later than 80 days or earlier than 90 days prior to the first anniversary of the preceding year's annual meeting.  The shareholder must be a shareholder of record at the time the notice is given.  The written notice must set forth (a) as to each nominee all information relating to that person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (1) the name and address of the shareholder, as they appear on the Company's books, and of such beneficial owner and (2) the class and number of shares of the Company's securities that are beneficially owned by such shareholder and the beneficial owner; and (c) any material interest of such shareholder and such beneficial owner in such nomination.

    Planning and Finance Committee

    The purpose of the Planning and Finance Committee is to oversee the responsibilities of the Board relating to planning and finance, including: (1) to organize and oversee the Board’s participation in the development of the Strategic Plan and the risk assessment and management process; (2) to follow the progress in the implementation of the Strategic Plan and to advise the Board if additional Board action appears to be needed to assure successful implementation of the plan or if a need exists to revise the plan in the face of changing conditions or other factors; (3) to assure that management is addressing the personnel requirements for the successful implementation of the Strategic Plan; (4) to assure that a talent-rich organization is being developed to address both current and future leadership needs; (5) to assure that robust management development and succession planning processes are developed and implemented for management at all levels in the Company; and (6) work with the CFO and other executive management regarding corporate financial matters including operating and capital budgets, capital structure, dividends, and other significant financial and capital issues.  The Board has adopted a charter for the Planning and Finance Committee which is posted on the Company’s website.

TOC

    Regarding the announced intention of the Company's CEO, Mr. Williams, to retire by the end of 2008, the Committee has commenced with its succession plan, which includes the search for and evaluation of qualified candidates as well as a period for training and transition for the new CEO.  Since this is a planned succession, there are no changes in management responsibilities or to the Company's ongoing strategic efforts.    The Company anticipates having a qualified candidate in place upon Mr. Williams' departure.

Communications with Directors

Shareholders wishing to communicate with the Board or a committee may do so by writing to the attention of the Board or Committee at the corporate headquarters or by emailing the Board at board@petd.com, with "Board" or appropriate committee in the subject line.

Code of Business Conduct and Ethics

In January 2003, the Company adopted its Code of Business Conduct and Ethics, as amended (the “Code of Conduct”) applicable to all directors, officers, employees, agents and representatives of the Company and consultants.  The Company's principal executive officer, principal financial officer and principal accounting officer are subject to additional specific provisions under the Code of Conduct.  The Company's Code of Conduct is posted on its website at www.petd.com.  In the event of an amendment to, or a waiver of, including an implicit waiver, the Code of Conduct, the Company will disclose the information on its internet website.

Policies and Procedures with Respect to Transactions with Related Persons

The Board has adopted a policy for the review, approval and ratification of transactions that involve related parties and potential conflicts of interest.

The related party transaction policy applies to each director and executive officer of the Company, any nominee for election as a director, any security holder who is known to own more than five percent of the Company's voting securities, any immediate family member of any of the foregoing persons and any corporation, firm or association in which one or more of the Company's directors are directors or officers, or have a substantial financial interest.

Under the related party transaction policy a related person transaction is a transaction or arrangement involving a related person in which the Company is a participant or that would require disclosure in the Company's filings with the SEC as a transaction with a related person.

The related persons must disclose to the Audit Committee any potential related person transactions and must disclose all material facts with respect to such interest.  All related person transactions will be reviewed by the Audit Committee.  In determining whether to approve or ratify a transaction, the Audit Committee will consider the relevant facts and circumstances of the transaction which may include factors such as the relationship of the related person with the Company, the materiality or significance of the transaction to the Company and the business purpose and reasonableness of the transaction, whether the transaction is comparable to a transaction that could be available to the Company on an arms-length basis, and the impact of the transaction on the Company's business and operations.

TOC

During the year ended December 31, 2006, there was no transaction or series of transactions, or any currently proposed transaction, in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of the Company's common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Indemnification of Directors and Officers

The Company's By-Laws provide that the Company shall indemnify any director, officer, employee, or other agent of the Company who is or was a party, or is threatened to be made a party, to any proceeding (other than an action by or in the right of the Company to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the Company, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with such proceeding, if that person acted in good faith and in a manner that person reasonably believed to be in the best interest of the Company, and in the case of a criminal proceeding, had no reasonable cause to believe the conduct of that person was unlawful.

The Company has entered into separate indemnification agreements with each of its directors and officers whereby the Company has agreed to indemnify the director or officer against all expenses, including attorneys' fees, and other amounts reasonably incurred by the officer or director in connection with any threatened, pending or completed civil, criminal, administrative or investigative action or proceeding to which such person is party by reason of the fact that he is or was a director or officer, as the case may be, of the Company, if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe such conduct to be unlawful.  The agreements provide for the advancement of expenses and that the Company has the right to purchase and maintain insurance on behalf of the director or officer against any liability or liabilities asserted against him, whether or not the Company would have the power to indemnify the person against such liability under any provision of the agreement.  The Company has agreed to indemnify such person against expenses actually and reasonably incurred in connection with any action in which the person has been successful on the merits or otherwise.  Indemnification must also be provided by the Company (unless ordered otherwise by a court) only as authorized in the specific case upon a determination that the indemnification of the person is appropriate because he has met the applicable standard of conduct described in the agreement made by (i) the Board of Directors, by a majority vote of a quorum consisting of directors who are not parties to such action or proceeding, (ii) independent legal counsel in a written opinion or (iii) the shareholders of the Company.

Additional Information

The Corporate Governance section of the Company's internet site contains additional information, including PDC's Certificate of Incorporation and By-Laws; written charters for each Board committee; and Board policy statements.

TOC

EXECUTIVE OFFICERS

The executive officers of the Company, their principal occupations for the past five years and additional information is set forth below.

			Director	Directorship
Name	Age	Position(s)	Since	Term Expires

Steven R. Williams	56	Chairman, Chief Executive Officer and Director	1983	2009
Thomas E. Riley	54	President and Director	2004	2007
Richard W. McCullough	55	Chief Financial Officer and Treasurer	–	–
Darwin L. Stump	52	Chief Accounting Officer	–	–
Eric R. Stearns	49	Executive Vice President, Exploration and Production	–	–

Steven R. Williams was elected Chairman and Chief Executive Officer in January 2004.  Mr. Williams served as President from March 1983 until December 2004.  As reported on July 12, 2007, Mr. Williams announced his intention to retire at the end of 2008.  The Company is using the 18-month period between his announcement and his planned departure to implement its Board-led CEO succession plan.  Since this is a planned succession, there are no changes in management responsibilities.

Thomas E. Riley assumed the position of President in December 2004.  Previously Mr. Riley was appointed Executive Vice President of Production, Natural Gas Marketing and Business Development in November 2003.  Prior thereto, Mr. Riley served as Vice President Gas Marketing and Acquisitions of the Company since April 1996.  Prior to joining the Company, Mr. Riley was president of Riley Natural Gas Company, a natural gas marketing company which the Company acquired in April 1996.

Richard W. McCullough was appointed Chief Financial Officer and Treasurer in November 2006.  Prior to joining the Company, Mr. McCullough served as president and chief executive officer of Gasource, LLC, Dallas, Texas, a marketer of long-term, natural gas supplies.  From 2001 to 2003, Mr. McCullough served as an investment banker with J.P. Morgan Securities, Atlanta, Georgia, and served in the public finance utility group supporting bankers nationally in all natural gas matters.  Additionally, Mr. McCullough has held senior positions with Progress Energy, Deloitte and Touche, and the Municipal Gas Authority of Georgia.  Mr. McCullough, a CPA, was a practicing certified public accountant for eight years.

Darwin L. Stump was appointed Chief Accounting Officer in November 2006.  Mr. Stump has been an officer of the Company since April 1995 and held the position of Chief Financial Officer and Treasurer from 2003 until November 2006.  Previously, Mr. Stump served as Corporate Controller from 1980 until November 2003.  Mr. Stump, a CPA, was a senior accountant with Main Hurdman, Certified Public Accountants prior to joining the Company.

Eric R. Stearns was appointed Executive Vice President of Exploration and Production in December 2004.  Prior to his current position, Mr. Stearns was Executive Vice President of Exploration and Development since November 2003, having previously served as Vice President of Exploration and Development since April 1995.  Mr. Stearns joined the Company as a geologist in 1985 after working for Hywell, Incorporated and for Petroleum Consultants.

TOC

COMPENSATION COMMITTEE REPORT

The Compensation Committee has met to review and discuss with the Company’s management the specific disclosure contained under the heading “Compensation Discussion and Analysis.”  Based on its review and discussions with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company's Annual Report on Form 10-K for the year ended December 31, 2006.

This report has been provided by the Compensation Committee of the Board of Directors of the Company.

David C. Parke, Chairman
Vincent F. D'Annunzio
Anthony J. Crisafio

COMPENSATION COMMITTEE
of the Board of Directors
***

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors ("Board") of Petroleum Development Corporation (the “Committee”), which consists of three independent Board members, developed and recommended for Board approval the compensation program for 2006 for the Chief Executive Officer ("CEO") and the other executive officers listed in the “2006 Summary Compensation Table” (collectively, the "named executive officers" or "executive officers") appearing below.  The Committee’s recommendations of compensation for the executive officers were approved by the Board.  For 2007 executive compensation, the Board authorized the Committee to make final determinations for all elements of compensation for the executive officers, which the Committee did after reviewing its proposals with all other independent board members who are not part of the Committee.  The Committee also negotiates terms of employment agreements with the executive officers.  Prior to determining executive compensation, the Compensation Committee consults with the CEO for his evaluation of performance and recommendation for compensation of the other executive officers.

The Compensation Committee utilized the compensation consulting service of Towers Perrin ("Consultant") in recent years.  Over the past 18 months, the Consultant: conducted a competitive benchmarking of the Company's executive and non-employee director compensation programs, helped the Committee in its redesign of the Long-Term Incentive ("LTI") program in 2007 as described below, and led an educational session focused on new SEC pay disclosure rules.  The Consultant also assisted the Company with the design of a retention-based stock plan for non-officers.  The Committee periodically assesses the effectiveness and competitiveness of the Company’s executive compensation structure with the assistance of the Consultant, and utilizes the assistance of the Consultant in assessing the value and cost of various proposed compensation arrangements.  The Consultant is engaged by, and reports directly to, the Committee.

Compensation Philosophy

The Committee considers many factors in establishing the compensation packages for the executive officers of the Company.  The ultimate goal is to provide compensation that is fair to both the Company and the executive officers, that motivates behavior that will enhance the value of the Company, that avoids encouraging behavior that does not serve the best interests of the Company and that will allow the Company to attract and retain executive officers.

TOC

Objectives of Compensation Program

The Committee’s philosophy is to provide compensation packages that will attract, motivate and retain executive talent and deliver rewards for superior performance and consequences for underperformance.  Specifically, the objectives of the Committee’s executive compensation practices are to:

•	Offer a total compensation program that is competitive with the compensation practices of those peer companies with which the Company competes for talent;

•
Tie a significant portion of executive compensation to the Company’s achievement of pre-established financial and operating objectives and to personal objectives established for each executive individually;

•	Provide a significant portion of overall compensation in the form of equity-based compensation in order to align the interests of the Company’s executives with those of the Company’s shareholders; and

•	Structure a significant proportion of total compensation in a fashion that promotes executive retention.

The Committee seeks to attract executive talent by offering competitive base salaries, annual performance incentive opportunities under the Company’s Short-Term Incentive (“STI”) program and the potential for long-term rewards under the Company’s equity-based LTI program.  The Committee believes that to attract and retain a highly-skilled executive team, the Company’s compensation practices must be competitive with those of other employers with which the Company competes for talent.

Pay-for-Performance

The Committee believes that significant portions of executive compensation should be closely linked to both the Company’s and the individual’s performance.  The Committee’s pay-for-performance philosophy is reflected in the Company’s compensation practices, which tie a significant portion of executive compensation to the achievement of financial and operating objectives of the Company and also to take into account personal objectives and performance.  The Committee believes that using solely financial objectives could unduly reward or punish executives for financial performance resulting from issues beyond the executive’s control, such as changes in energy prices.  On the other hand, using solely operating measures could result in compensation practices that did not align the executive’s interests with those of the shareholders.  As a result, the Committee has chosen to use a combination of financial and operating measures as determinants for STI compensation.  This philosophy is reflected in annual incentive awards, which are directly linked to the achievement of short-term financial and operating objectives, set by the Committee and have potential payouts ranging from zero to 200% of target for each of the three components.  During 2006, the targets were increases in diluted earnings per share, increases in production, and the Committee’s assessment of other factors related to the individual’s performance and development.  The following table summarized the criteria used in determining the bonus amount.

Criteria	Lower Threshold Amount	Target Bonus	Maximum Bonus	Percent of Total Maximum Bonus
Production increase based on Mcfe	6%	10%	14%	40%
Diluted earnings per share	$2.42	$2.66	$3.03	30%
Discretionary evaluation	Compensation Committee Determination			30%

TOC
      The Committee also ties compensation to performance through equity-based LTI awards that are designed to motivate executives to meet the Company’s long-term performance goals and to tie their interests to those of the shareholders.  In 2006, the LTI awards consisted of restricted stock and stock options that vest 25% per year over a period of four years.  For 2007, all of the LTI awards are restricted stock, a portion of which vest over time.  The balance of the restricted stock awards will be long-term incentive performance shares (“LTIP shares”).  The LTIP shares will vest only if certain minimum thresholds of stock price appreciation are met.   One-half of the LTIP shares will vest and be issued based upon an annual stock price increase of approximately 12%.  An additional 25% of the awarded LTIP shares will vest and be issued at annualized increased hurdles of 16% and an additional 25% at 20%.  The stock price will be measured based on the average daily closing price for each of the three monthly periods: December 2009, 2010 and 2011.  Any shares not vested in 2009 or 2010 will remain eligible to be vested in future years; however, any unvested shares at December 31, 2011 will be forfeited.  The Committee decided to use three measurement dates to take into account the volatility of energy prices and their impact on the stock price of the Company.

 As a result of the structure of the STI and LTI compensation, a significant amount of variable compensation under the Company’s compensation program is contingent on the achievement of key financial and operating objectives of the Company and on increasing the value of the shares of the Company’s stock.

For 2006, 30% of the Company’s STI compensation program also accounts for individual performance through individual objectives and evaluation of individual executive performance by the Committee, which enables the Committee to differentiate among executives and emphasize the link between personal performance and compensation.  For 2007, 100% of Mr. Stump's STI is discretionary and for the other executive officers, their STI performance based award percentages remain unchanged from 2006.

The Role of Equity-Based Compensation

The Company’s LTI program is an integral part of the Company’s overall executive compensation program.  The LTI program is intended to serve a number of objectives.  These include aligning the interests of executives with those of the Company’s shareholders, and focusing senior executives on the achievement of well-defined, long-term performance objectives that are aligned with the Company’s corporate strategy, thereby establishing a direct relationship between compensation and shareholder value.  The program also furthers the goal of executive retention, since the executive officer will forfeit any unvested awards in the event the officer voluntarily terminates employment with the Company without "good reason."

In making long-term incentive awards, the Committee uses a pre-determined market-based value approach.  The Committee determines the dollar value of awards in the marketplace using a valuation methodology.  The Committee establishes the desired dollar value for each executive officer relative to the market.  The corresponding number of equity instruments to be awarded is then determined using the same valuation methodology, based on prevailing factors in advance of the award date.  The valuation for financial statement purposes is subsequently re-calculated based on the prevailing factors at the time of the award.

The value-based approach can cause the number of equity instruments needed to be granted from year to year to vary, even though the awards may have the same dollar value.  This can be caused by, among other things, fluctuations in the Company’s common stock price at the time of grant.  This issue is further addressed in the Long-Term Incentives section.

Use of Benchmarking to Establish Target Compensation Levels

In furtherance of its compensation objectives, the Committee compared the Company’s compensation levels with those of a group of 14 companies in 2006, and 15 companies in 2007, in setting compensation targets.  These groups, collectively, are referred to as the “Peer Group.” This benchmarking is done with respect to each of the key elements of the Company’s executive compensation programs discussed above (salary, STI and LTI compensation), as well as the compensation of individual executives based on their position in the overall compensation hierarchy.  The Committee uses data from the Peer Group to establish a dollar target level for each key element to deliver compensation to each executive at approximately the 50th percentile of the Peer Group, with adjustments made based on the executive’s individual performance.  Targeting the 50th percentile helps ensure that the Company’s compensation practices will be competitive in terms of attracting and retaining executive talent, while performance based compensation provides for variations due to superior or sub-par performance.  Because compensation for the Peer Group is for prior periods, the Committee attempts to anticipate future movements in compensation levels when it sets compensation targets.  For example, when setting compensation for 2006, the most recent compensation information available was from the 2005 proxy statements for compensation paid in 2004.  As more up to date information becomes available, it is reviewed by the Committee to evaluate whether future compensation plans should be adjusted to take unanticipated changes in actual compensation of the Peer Group into account.

TOC

The 2006 Peer Group was comprised of the following companies:

• Unit Corporation	• St. Mary Land & Exploration Company	• Cabot Oil & Gas Corporation
• Penn Virginia Corporation	• Whiting Petroleum Corporation	• Range Resources Corporation
• Encore Acquisition Company	• Berry Petroleum Company	• KCS Energy Incorporated
• Quicksilver Resources Inc	• Clayton Williams Energy Incorporated	• Brigham Exploration Company
• Magnum Hunter Resources Incorporated	• Cimarex Energy Company

For 2007, Forest Oil Corporation, Comstock Resources Incorporated and Bill Barrett Corporation were added to the Peer Group.  Cimarex acquired Magnum Hunter in 2005 and these companies were removed from the Peer Group as they were no longer comparable due to size.  The Committee believes that the Peer Group represents companies with similar operations, of similar complexity, and with which the Company believes it competes for executive talent.

Review of Overall Compensation

The Committee reviews for each of the executive officers the total dollar value of the officer’s annual compensation, including salary, STI, LTI compensation, perquisites, deferred compensation accruals and other compensation.  The Committee also reviews shareholdings and accumulated unrealized gains under prior equity-based compensation awards, and amounts payable to the executive officer upon termination of the executive’s employment under various different circumstances, including retirement and termination in connection with a change in control.  See 2006 Summary Compensation Table below in section titled Executive Compensation.

Consideration of Prior Compensation

While the Committee considers all compensation previously paid to the executive officers, including amounts realized or realizable under prior equity-based compensation awards, the Committee believes that current compensation practices must be competitive to retain the executives in light of prevailing market practices and to motivate the future performance of the executive officers.  Accordingly, wealth accumulation through superior past performance of the Company should not be punished through reductions in current compensation levels.

Elements of Executive Compensation

To accomplish the objectives of the executive compensation program, the Committee uses four elements of compensation in varying proportions for the different executive officers.  These elements are base salary, STI, LTI, and other benefits.  The Committee uses cash payments (base salary and STI), awards tied to the Company's stock (LTI, which is also referred to as “equity-based compensation”) and non-cash benefits in its overall compensation packages.  The Committee balances salary and performance-based compensation, and cash and non-cash compensation, in a manner it believes best serves the objectives of the Company’s compensation program.  The Committee allocates among the different elements of compensation in a manner similar to the median allocation of the Peer Group, based on the level of the executive's position.  Generally, it is the policy of the Committee that, as income levels increase, a greater proportion of the executive’s income should be in the form of STI and LTI compensation.  For example the CEO of the Company receives a higher percentage of his compensation in the form of short and long term incentives compared to other executives, as is the case of CEOs in the Peer Group.  The following table shows the breakdown of target compensation among the three elements for 2006 and 2007 for each executive officer.

TOC

	Target Compensation for Elements
	as a Percentage of Total Target Compensation
	2006			2007
Name	Base Salary	Bonus Target	Equity Target	Base Salary	Bonus Target	Equity Target
Steven R. Williams	31%	23%	46%	33%	24%	43%
Thomas E. Riley	36%	18%	46%	36%	22%	42%
Eric R. Stearns	37%	19%	44%	36%	23%	41%
Richard W. McCullough(1)	–	–	–	40%	20%	40%
Darwin L. Stump	39%	19%	42%	44%	22%	34%
_______________
(1)	Mr. McCullough was appointed as CFO in November 2006. The initial contract period runs through 2008.

Base Salary

The Committee annually reviews the base salaries of the Chief Executive Officer (“CEO”) and other executive officers.  Salaries are also reviewed in the case of promotions or other significant changes in responsibilities.  In each case, the Committee takes into account the results achieved by the executive, his or her future potential, scope of responsibilities and experience, and competitive salary practices of the Peer Group.  Base salary is intended to provide a baseline of compensation that is not contingent upon the Company’s performance.

After reviewing the Peer Group salary levels and considering individual performance, the Committee established Base Salary increases for 2006 of 8.5% for the CEO and between 5% and 8.7% for the other executive officers.  The total compensation of the executive officers approximated the mean of the Peer Group, although the spread between the highest and lowest is less than the Peer Group.  This is consistent throughout the elements of compensation, and reflects the goal of the Committee to encourage a strong team among the executive officers.  For 2007, the Committee established Base Salary increases of 7.2% for the CEO and between 0% and 8.2% for the other executive officers.  Mr. McCullough, the Company’s CFO, will receive the compensation established in his employment contract, executed in November 2006.  Annual base salaries for the executive officers for 2006 and 2007 are shown in the following table:

	Annual Base Salaries
Name	2006	2007
Steven R. Williams	$ 345,000	$ 370,000
Thomas E. Riley	272,000	292,500
Eric R. Stearns	251,000	271,500
Richard W. McCullough	–	235,000
Darwin L. Stump	220,500	220,500

Short-Term Incentives

Annual STI are tied to the Company’s overall performance for the fiscal year, as measured against objective criteria set by the Committee, as well as the Committee’s assessment of individual performance of each executive.  For 2006, at least 70% of the target STI payments are performance based awards measured against objective criteria established early in the fiscal year.  The remainder may include additional awards based on performance goals, or may be awarded at the discretion of the Committee based on its assessment of the executive’s performance.  For 2007, 100% of Mr. Stump's STI is discretionary and for the other executive officers, their STI performance based award percentages remain unchanged from 2006.  The Compensation Committee has decided to maintain discretion over STI bonus amounts for Mr. Stump to emphasize the focus of his role in 2007 on the continued development of the accounting functions of the Company rather than on production targets and overall financial performance.  The Committee, comprised entirely of independent directors, believes that some discretion with respect to individual awards is desirable to compensate for unusual and unexpected events.

TOC

Target STI payments, expressed as a percentage of base salary, are set for each executive officer prior to the beginning of the fiscal year based on job responsibilities.  STI payments for the year may range from zero up to 150% of the executive officer’s base salary, based on the achievement of the objective criteria for performance based payments and the assessment by the Committee for individual goals.  For fiscal year 2006 and again in 2007, target STI awards for the executive officers ranged from 50% to 75% of salary.

With respect to the executive officers, the Committee establishes formulae to determine the percentage of the target annual incentive payment that may be payable for the fiscal year.  The Committee does not have the discretion to change any objective criteria once they have been established.  However, the Committee does retain discretion over 30% (in 2007, 100% for Mr. Stump) of the total target STI to allow some flexibility to award superior, or reflect the effect of sub-par, personal performance that may not be captured by the financial and operating criteria.  In addition, the Committee has the authority to recommend to the Board compensation for unusual events.  In 2006, Eric Stearns, the Executive Vice President of Exploration and Production, received a special bonus for his key role in the $354 million acreage sale to Marathon.  The following table sets forth the STI threshold, target and maximum levels for 2006 and 2007 for the executives expressed as a percentage of base salary.
	Short-Term Incentive Compensation
	2006			2007(1)
	% of Base Salary			% of Base Salary
Name	Threshold	Target	Maximum	Threshold	Target	Maximum
Steven R. Williams	0%	75%	150%	0%	75%	150%
Thomas E. Riley	0%	50%	100%	0%	62.5%	125%
Eric R. Stearns	0%	50%	100%	0%	62.5%	125%
Richard W. McCullough(2)	–	–	–	0%	50%	100%
Darwin L. Stump	0%	50%	100%	–	–	–
_______________
(1)	In 2007, the target percentages apply to Messrs. Williams, Riley, Stearns and McCullough. For Mr. Stump, 100% of his STI is discretionary.
(2)	Mr. McCullough was appointed as CFO in November 2006. The initial contract period runs through 2008.

Long-Term Incentives

Historically, the primary form of equity compensation awarded by the Company was qualified and non-qualified stock options.  This form was selected because of the favorable individual and corporate accounting and tax treatments provided by the accounting and tax rules prevalent at the time, and the widespread use of stock options in executive compensation.  In 2004, the Committee began utilizing a combination of restricted stock and options for executive compensation, believing that the restricted stock was better appreciated by employees and resulted in less dilution for the Shareholders.  Beginning in 2006, the accounting treatment for stock options changed as a result of the applicability of Statement of Financial Accounting Standards No. 123(R), making the use of stock options less attractive.  As a result, the Committee assessed the desirability of granting only shares of restricted stock to executives, and concluded that shifting entirely to restricted stock would provide an equally motivating form of incentive compensation, while permitting the issuance of fewer shares, thereby reducing potential dilution to other shareholders.  The Committee did want to tie the value received by executives to performance for a portion of the equity compensation, thereby providing executives with a greater incentive to focus on the long-term appreciation of the stock.  To accomplish this, a portion of the LTI for each executive consists of LTI performance shares (“LTIP shares”), which require both the passage of time and specified increases in the stock price to become vested.

TOC

The Committee’s practice has been to determine the dollar amount of equity compensation and to then grant a number of shares of restricted stock and options that have a fair value equal to that amount on the date of grant.  The 2007 awards were determined using the fair value of the awards based on the average daily closing price of the Company's stock in December 2006.  The Consultant calculated the fair value utilizing methods they have developed for use with these types of equity valuations, including taking into account the probability and/or timing of vesting under the performance criteria for the LTIP shares and the other restricted stock.  For the purpose of recording an expense for financial reporting purposes, the awards will be revalued based on the prevailing capital markets factors at the time of the award.

In April 2007, the Company corrected an administrative error in the stock option exercise price of shares awarded the executive officers in March 2006, none of which were exercised.  The administrative error related to the use of the closing price of the Company's common stock on the day prior to the award, rather than the closing price on the day of the award in accordance with the Company's 2004 Long-Term Equity Compensation Plan.  The need for the correction was identified by the Company and the effect of the correction was not material to the fair value of the awards, either at the time of the award or the time of the correction.

 For 2006, the fair value of all Long-Term Incentive (“LTI”) awards was divided as follows:  70% for time vesting restricted stock and 30% for stock options (with both types of awards vesting 25% per year over a four year period).  In 2007, a percentage of the equity-based compensation awards are LTIP shares with the percentage increasing for more highly compensated executives, and the balance of the awards are time vesting restricted stock.  For example, 50% of the CEO’s equity-based compensation in 2007 will be LTIP shares, in contrast to 40% for the President and 30% for the CAO.  The following table summarizes LTI awards for 2006 and 2007, and the second table summarizes the target prices for the performance vesting of the LTIP awards.

	Long-Term Incentive Compensation
	2006			2007
Name	Percent of Salary	Percent of Value from Time Vesting Restricted Stock	Percent of Value from Stock Options	Percent of Salary	Percent of Value from Time Vesting Restricted Stock	Percent of Value from LTIP Stock
Steven R. Williams	150%	70%	30%	175%	50%	50%
Thomas E. Riley	125%	70%	30%	145%	60%	40%
Eric R. Stearns	120%	70%	30%	140%	60%	40%
Richard W. McCullough(1)	100%	70%	30%	–	–	–
Darwin L. Stump	110%	70%	30%	90%	70%	30%
_______________
(1)	LTI awarded in 2006 pursuant to initial employment agreement. Mr. McCullough will be eligible for annual award consideration beginning in 2008.

LTIP Target Prices (1)
Approximate	Target Price			Percent Vested if
Growth Target	Year 3	Year 4	Year 5	Target Attained(2)
12%	$ 60.00	$ 67.50	$ 75.00	50%
16%	67.50	77.50	90.00	75%
20%	75.00	90.00	107.50	100%
_______________
(1)
Growth target percentages and target prices are based on the average closing price of the Company's common stock during the preceding December for each of the years ended December 31, 2009, 2010 and 2011.

(2)
Performance shares will vest for a performance period only if the target price is met or exceeded for such period.  Performance shares vested for a performance period shall not be subject to divestment in the event the share price subsequently decreases below the threshold in a subsequent performance period.

TOC

Retirement Plans

As of January 1, 2006, the Company maintained a 401(k) plan and a qualified profit sharing plan for all of the Company’s employees including the executive officers.  On July 1, 2006, the two plans were combined into a single plan.  The plan provides for discretionary matching contributions.  Generally, the Company matches employee 401(k) contributions dollar for dollar up to 10% of the employee’s compensation and then matches 20% for contributions above 10% of the employees' compensation up to the maximum allowable limits under the Internal Revenue Code ("IRC").  The Company's profit sharing contribution is discretionary and for 2006 was equal to 1% of the Company's consolidated net income.  Total Company contributions, to both 401(k) and profit sharing, to the plan in 2006 were $3.1 million.

Under their current employment agreements, each of the executive officers also earns the right to future payments following their retirement or other departure from the Company.  For each year worked under his current agreement, the CEO earns an annual retirement benefit equal to $500 times the number of his full years of service times 10 ($500 per year of service for 10 years).  Following the termination of his service with the Company, the cumulative total of the calculated annual retirement benefits is disbursed in ten equal annual installments.  For 2006, the retirement benefit was $115,000 ($11,500 per year for 10 years) and for 2007, the retirement benefit will be $120,000 ($12,000 per year for 10 years).  The CEO's total cumulative retirement benefit, under this plan, at December 31, 2006, was $330,000 ($33,000 per year for 10 years).  Each of the other executive officers, under their respective employment agreements, annually earns a retirement benefit equal to $75,000 ($7,500 per year for 10 years).  Following their termination of service with the Company, their cumulative total annual retirement benefit will be disbursed in ten equal annual installments.  As of December 31, 2006, for each of the other executive officers, excluding Mr. McCullough, the total cumulative benefit, including the 2006 increment, was $225,000 ($22,500 per year for 10 years).  As of December 31, 2006, Mr. McCullough had not yet completed sufficient service to qualify for the benefit, but will, like the others, be eligible in 2007.

Additionally, under his previous employment agreement, Mr. Williams earned supplemental retirement benefits.  The prior agreement requires the Company to pay Mr. Williams an annual sum of $40,000 per year for the ten year period following his retirement from the Company (an aggregate of $400,000).  This benefit was fully vested on December 31, 2003.  Under provisions of his previous employment agreement, Mr. Williams may elect to defer payment up to five years following his retirement.  In the event of employment beyond the five year vesting period or the deferral of payment following retirement the amount of the annual benefit will be increased by 10.75% compounded annually.  As of December 31, 2006, the amount of this benefit is $543,470 (or $54,347 per year for 10 years).  In the event of change in control the benefits due under this agreement will be accelerated and due immediately.

Other Compensation and Benefits

The Company also provides certain other benefits to its executive officers that are not tied to any formal individual or Company performance criteria and are intended to be part of a competitive overall compensation program.  Each of the executive officers has (1) a Company vehicle (or vehicle allowance) that they use for Company business, and are allowed to use for personal uses as well, (2) coverage under the Company’s medical plan and reimbursement of medical expenses not covered by the plan, (3) the right to be reimbursed for one Board-approved club membership, (4) reimbursement of the cost of a $1 million life insurance policy, and (5) reimbursement of the cost of disability insurance.  Given the importance of the executives and their good health to the success of the Company and the achievement of its business goals, the Committee believes that the medical insurance and reimbursement encourage the executives to seek appropriate medical assistance.  The other benefits are commonly provided to executives and are necessary to create a competitive compensation package.

TOC

Termination Benefits including Change in Control Payments

The Committee believes that severance benefits for senior management should reflect the fact that it may be difficult for employees to find comparable employment within a short period of time.  They also should disentangle the Company from the former employee as soon as practicable.  For instance, while it is possible to provide salary continuation to an employee during the job search process, which in some cases may be less expensive than a lump-sum severance payment, a lump-sum severance payment is preferable in order to most cleanly sever the relationship as soon as practicable.  The Company has entered into employment agreements with each of the executive officers that include change in control provisions.  These agreements provide for the continued employment of the executives for a period of two years following a change in control of the Company.  These agreements are intended to retain the executives and provide continuity of management in the event of an actual or threatened change in the control of the Company and ensure that the executive’s compensation and benefits expectations would be satisfied in such event.

The compensation provisions in the event of a change in control also serve to lessen the potential negative impact of a change in control on the executive officers.  The Committee believes this is desirable to encourage the executives to consider possible change in control situations that might benefit the Company’s shareholders.

Where the termination is without “cause” or the executive officer terminates employment for “good reason,” the severance plan provides for benefits equal to three times the sum of: a) the executive officer’s highest base salary during the previous two years of employment immediately preceding the termination date, plus b) the highest bonus paid to the executive officer during the same two year period.  The executive officer is also entitled to (1) vesting of any unvested equity compensation, (2) reimbursement for any unpaid expenses, (3) retirement benefits earned under the current or previous agreements, (4) continued coverage under the Company’s medical plan for up to 18 months, and (5) payment of any earned, unpaid bonus amounts.  In addition, a terminated executive officer is entitled to receive any benefits that he otherwise would have been entitled to receive under the Company's 401(k) and profit sharing plan, although those benefits are not increased or accelerated.  The Committee believes that these termination benefits are comparable to the general practice among similar companies, although it has not conducted a study to confirm this.

Good reason includes (1) assignment to the executive of duties materially and adversely inconsistent with his position, duties, responsibilities and status with the Company, (2) an adverse change in the executive’s position with the Company, (3) a change in control of the Company, (4) a decrease of the executive officer’s base salary, (5) a material reduction in the benefits provided by the Company, (6) the requirement by the Company for the executive officer to be based anywhere outside of Bridgeport, West Virginia, (7) the failure by the Company to obtain a satisfactory agreement from any successor or assignee of the Company to assume and agree to the Company’s obligations under the employment agreement, or (8) any other material breach of the employment agreement by the Company.

The Company may terminate any of the executive officers for just cause, which is defined in the employment agreements to include (1) a failure by the executive to perform his duties, (2) conduct by the executive that results in consequences which are materially adverse to the Company, monetarily or otherwise, (3) a guilty plea or conviction of a felony, or (4) a material breach of the terms of the employment agreement by the executive officer.  If an executive officer is terminated for just cause, the Company is required to pay the executive officer his base salary through the termination date plus any bonus (only for periods completed and accrued, but not paid), incentive, deferred, retirement or other compensation, and provide any other benefits, which have been earned or become payable as of the termination date but which have not yet been paid or provided.

TOC

If an executive officer voluntarily terminates his employment with the Company for other than good reason, he is entitled to receive (1) the base salary, bonus and incremental retirement payment prorated for the portion of the year that the executive officer is employed by the Company, (2) any incentive, deferred or other compensation which has been earned or has become payable, but which has not yet been paid under the schedule originally contemplated in the agreement under which they were granted or in full without discount within 60 days of the termination date at the discretion of the Company, (3) any unpaid expense reimbursement upon presentation by the executive officer of an accounting of such expenses in accordance with normal Company practices, and (4) any other payments for benefits earned under the employment agreement or Company plans.

The table below provides information regarding the amounts each of the executive officers would be eligible to receive if a termination event had occurred as of December 31, 2006:

	Termination Benefits
Name	Retirement or Voluntary Termination by Executive	Termination For Cause by Company	Change in Control or Termination Without Cause or Good Reason by Executive	Death/ Disability(1)

Steven R. Williams(2)	$ 1,669,067	$ 1,513,817	$ 4,198,813	$ 2,286,078
Thomas E. Riley	541,252	459,652	2,172,522	1,069,117
Eric R. Stearns	520,252	444,952	2,315,782	1,000,160
Richard W. McCullough(3)	-	-	1,153,767	317,267
Darwin L. Stump	456,677	423,602	1,839,846	681,171
_______________
(1)
In the event of death or disability, the termination benefits would consist of (i) the base salary and bonus for the portion of the year the executive officer is employed by the Company; (ii) the base salary that would have been earned for six months after termination; (iii) immediate vesting of all equity and option awards; (iv) the payment of deferred retirement compensation based upon the schedule originally contemplated in the deferred retirement compensation agreement or in a lump-sum no later than two and one-half months following the close of the calendar year in which the death or disability occurred; (v) reimbursement for any unpaid expenses; (vi) any benefits earned under the 401(k) and profit sharing plan; and (vii) continued coverage under the Company's medical plan, life time coverage for Mr. Williams and for up to 18 months for all other named executive officers.

(2)
Includes (i) the estimated lifetime value of medical benefits for Mr. Williams and/or his spouse; and (ii) the sum of deferred retirement compensation benefits related to prior employment agreement and current employment agreement.

(3)
Includes a signing bonus of $83,000 (employment effective November 15, 2006).  If employment terminates within one year after commencement of employment, Mr. McCullough must refund to the Company a pro-rata portion of the signing bonus.

Executive and Director Share Retention and Ownership Guidelines

In order to promote equity ownership and further align the interests of management with the Company’s shareholders, the Committee has adopted share retention and ownership guidelines for senior management and non-employee directors.  Under these guidelines, executive officers and non-employee directors are required to achieve and continue to maintain a significant ownership position, expressed as a multiple of salary as follows:

Chief Executive Officer	3 times salary
Other Executive Officers (4 persons)	2 times salary
Non-Employee Directors	1 times retainer

TOC

The Committee periodically reviews share ownership levels of the persons subject to these guidelines.  Shares held by the executive officers and shares held indirectly through the Company 401(k) plan are included in determining an executive officer’s share ownership.  Shares underlying stock options, including vested options, as well as unvested restricted stock, are not included.  Each of the executive officers, excluding Mr. McCullough who was hired in November 2006, and the non-employee directors have achieved shareholdings in excess of the applicable multiple set forth above.

The Company’s insider trading policy expressly prohibits Company officers, directors, employees and associates from engaging in options, puts, calls or other transactions that are intended to hedge against the economic risk of owning the Company shares.

Employment Agreements

The Company entered into employment agreements with Messrs. Williams, Riley, Stearns and Stump effective January 1, 2004, and Mr. McCullough effective November 13, 2006.  The initial term of the agreements is for two years and they are automatically extended for an additional 12 months beginning on the first anniversary of the effective date and on each successive anniversary unless either party cancels.  The employment agreements provide for the base annual salary to be reviewed annually (see "Base Salary" discussion above).

Each employment agreement provides for an annual performance bonus as determined by the Compensation Committee and is based in part upon written objective criteria and in part upon the discretion of the Compensation Committee.  The annual performance bonus earned is calculated as a percentage, as determined by the Compensation Committee, of the executive officers' base salary.

Each employment agreement contains a standard non-disclosure covenant and provides that the executive officer is prohibited during the term of his employment and for a period of one year following his termination from engaging in any business that is competitive with the Company's oil and gas drilling business.  Additionally, the employment agreements state that the executive officer must devote substantially all of his business time, best efforts and attention to promote and advance the business of the Company.  The executive officer may not be employed in any other business activity, other than with the Company, during the term of the employment agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage without approval by the Compensation Committee of the Board.  This restriction will not prevent the executive officer from investing his personal assets in a business which does not compete with the Company or its affiliates, and where such investment will not require services of any significance on the part of the executive officer in the operation of the affairs of the business.

Other Agreements and Arrangements

Executive officers may invest in a Board-approved executive drilling program at the Company's cost.  During 2006, Messrs. Williams, Riley and Stump invested approximately $40,000, $20,000 and $17,000, respectively.  Other investors participating in drilling with the Company are generally charged a profit or markup above the cost of the wells; for example, the markup on Company-sponsored partnerships is approximately 15% of the cost of the wells.  As a result, the executive officers realize a benefit not generally available to other investors.  The Board believes that having the executive officers invest in wells with the Company and other investors helps to create a commonality of interests much like share ownership creates a commonality of interests between the shareholders and executive officers.

TOC

Internal Revenue Code Section 162(m)

The Committee is aware of IRC Section 162(m) of the tax code, which generally limits the deductibility of executive pay in excess of one million dollars, and which specifies the requirements for the “performance-based” exemption from this limit.  Elements of the executive compensation program are indeed performance-based, and vehicles such as stock options are believed to qualify as performance-based under Section 162(m).  Other aspects of the executive compensation program may not qualify as performance-based, such as time-based restricted stock and the Company's annual incentive plan because the Committee prefers the ability to exercise discretion in evaluating a portion of participants' performance.  The financial implications of a potential lost deduction are not expected to be material.  The Committee will continue to monitor its position on the impact of Section 162(m) for the Company's executive compensation programs.

TOC
EXECUTIVE COMPENSATION

2006 SUMMARY COMPENSATION TABLE

    The following table provides summary compensation information for the Company's Chief Executive Officer, the Chief Financial Officer, and the three most highly compensated executive officers, other than the Chief Executive Officer and Chief Financial Officer, whose total compensation exceeded $100,000 in 2006 (the "named executive officers").

						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other		Total
Name and Principal Position	Salary	Bonus(1)		Awards (2)	Awards (3)	Compensation(4)	Compensation (5)	Compensation (6)		Compensation

Steven R. Williams	$ 345,000	$ 155,250		$ 163,023	$ 54,546	$ 362,250	$ 88,438	$ 37,778	(7)	$ 1,206,285
Chairman,
Chief Executive Officer
and Director

Thomas E. Riley	272,000	81,600		107,580	35,977	190,400	30,824	9,357	(8)	727,738
President
and Director

Eric R. Stearns	251,000	175,300	(9)	98,318	32,806	175,700	21,730	17,773		772,627
Executive Vice President,
Exploration and Development

Richard W. McCullough	32,237	83,000	(10)	5,928	2,289	-	3,848	-		127,302
Chief Financial Officer
and Treasurer

Darwin L. Stump	220,500	33,075		85,963	28,484	154,350	25,880	17,610	(11)	565,862
Chief Accounting Officer
_______________
(1)
The annual STI bonus plan provides for a discretionary component equal to 30% of the total STI award.  The amounts for Messrs. Williams, Riley, and Stump represent only the discretionary amounts earned pursuant to the STI plan.  The annual STI bonus plan has established performance criteria that must be met before 70% of the annual cash bonus may be paid.  See discussion of the STI bonus plan above.

(2)	Represents compensation expense recorded by the Company pursuant to FAS 123(R) related to outstanding restricted stock awards. See Note 8, Common Stock, to the Consolidated Financial Statements.
(3)	Represents compensation expense recorded by the Company pursuant to FAS 123(R) related to outstanding stock options. See Note 8, Common Stock, to the Consolidated Financial Statements.
(4)
Represents performance based cash bonuses earned during the year and paid shortly after year-end.  As noted above in the discussion and analysis, the STI bonus plan has established performance criteria that must be met for the executive to earn 70% of the targeted annual cash bonus amount.

(5)
Represents the present value of the current year benefit earned related to the deferred compensation retirement plan.  The amount for Mr. McCullough was based upon a prorated annual amount since 2006 was the initial year of employment.

(6)
All Other Compensation includes insurance and medical reimbursements, social fringe benefits such as club dues and athletic event tickets, the value for the personal use of Company automobiles and discounts related to Company-sponsored drilling programs.

(7)
Includes, in addition to other compensation items discussed in (6) above,  $20,170 for post retirement medical and a discount received of $5,216 related to investments in Company-sponsored drilling programs, see discussion above in Other Agreements and Arrangements.

(8)	Includes, in addition to other compensation items discussed in (6) above, a discount received of $2,649 related to investments in Company-sponsored drilling programs.
(9)	Includes $75,300 pursuant to discretionary component of the STI plan and an additional $100,000 bonus for his role in the sale of an undeveloped leasehold in Grand Valley Field in September.
(10)	Represents a signing bonus paid at the start of employment with the Company in November 2006.
(11)	Includes, in addition to other compensation items discussed in (6) above, a discount received of $2,437 related to an investment in a Company-sponsored drilling program.

TOC

2006 GRANTS OF PLAN-BASED AWARDS TABLE
		Estimated Future Payouts				Number of			Grant Date
		Under Non-Equity				Securities	Exercise Price		Fair Value of
		Incentive Plan Awards			Number of	Underlying	Per Share		Stock and
					Shares	Option	of Option		Option
Name	Grant Date	Threshold	Target	Maximum	Awarded	Awards(1)	Awards(1)		Awards (2)

Steven R. Williams	3/16/2006	$ -	$ -	$ -	9,348	7,517	$ 44.95	(3)	$ 571,886
	6/23/2006	-	258,750	517,500	-	-	-		-

Thomas E. Riley	3/16/2006	-	-	-	6,141	4,939	44.95	(3)	375,707
	6/23/2006	-	136,000	272,000	-	-	-		-

Eric R. Stearns	3/16/2006	-	-	-	5,441	4,375	44.95	(3)	332,860
	6/23/2006	-	125,500	251,000	-	-	-		-

Richard W. McCullough	11/14/2006	-	-	-	4,256	3,333	43.60		255,688

Darwin L. Stump	3/16/2006	-	-	-	4,381	3,523	44.95	(3)	268,020
	6/23/2006	-	110,250	220,500	-	-	-		-

_______________
(1)
Represents awards under the Company's long-term equity compensation plan (see Note 8, "Common Stock," to the consolidated financial statements and "Long-Term Incentives" above in the Compensation Discussion and Analysis for additional discussion).

(2)
The Grant Date Fair Value of stock and option awards is computed by multiplying the restricted stock number of shares awarded by the closing price of the Company's stock on the date of the grant, plus the Black Scholes value per share times the number of securities underlying the option shares.  The closing price per share of awards on March 16, 2006, and November 14, 2006, was $44.95 and $43.60, respectively.  The Black Scholes estimated fair value per share of the options awarded on March 16, 2006, and November 14, 2006, was $20.18 and $21.04, respectively.

(3)
In April 2007, the Company corrected an administrative error related to the use of the closing price of the Company's common stock on the day prior to the award, rather than the closing price on the day of the award in accordance to the plan, see Long-Term Incentives discussion above.  The Exercise Price Per Share correctly reflects the closing price per share on the day of the award.

TOC

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END TABLE
	Option Awards					Restricted Stock Awards
	Number of Securities					Number		Market Value
	Underlying Unexercised					of Shares		of Shares
	Options Held at					That Have		That Have
	December 31, 2006			Exercise	Expiration	Not		Not
Name	Exercisable	Unexercisable		Price	Date	Vested		Vested (1)

Steven R. Williams	2,935	2,935	(2)	$ 37.15	12/13/2014	13,413	(3)	$ 577,430
	-	7,517	(4)	44.95	3/16/2016	-		-

Thomas E. Riley	1,945	1,945	(5)	37.15	12/13/2014	8,836	(6)	380,390
	-	4,939	(7)	44.95	3/16/2016	-		-

Eric R. Stearns	1,835	1,835	(8)	37.15	12/13/2014	7,981	(9)	343,582
	-	4,375	(10)	44.95	3/16/2016	-		-

Richard W. McCullough	-	3,333	(11)	43.60	11/14/2016	4,256	(12)	183,221

Darwin L. Stump	1,725	1,725	(13)	37.15	12/13/2014	6,771	(14)	291,492
	-	3,523	(15)	44.95	3/16/2016	-		-
_______________
(1)	Market value of shares is based on the closing price of the Company's common stock on December 29, 2006, $43.05 per share.
(2)	Vesting: 1,467 shares in 2007 and 1,468 shares in 2008.
(3)	Vesting: 4,369 shares in 2007, 4,370 shares in 2008, 2,337 shares in 2009 and 2,337 shares in 2010.
(4)	Vesting: 25% in each of the years 2007 through 2010.
(5)	Vesting: 972 shares in 2007 and 973 shares in 2008.
(6)	Vesting: 2,882 shares in 2007, 2,883 shares in 2008, 1,535 shares in 2009 and 1,536 shares in 2010.
(7)	Vesting: 25% in each of the years 2007 through 2010.
(8)	Vesting: 917 shares in 2007 and 918 shares in 2008.
(9)	Vesting: 2,630 shares in 2007, 2,630 shares in 2008, 1,360 shares in 2009 and 1,361 shares in 2010.
(10)	Vesting: 25% in each of the years 2007 through 2010.
(11)	Vesting: 25% in each of the years 2007 through 2010.
(12)	Vesting: 25% in each of the years 2007 through 2010.
(13)	Vesting: 862 shares in 2007 and 863 shares in 2008.
(14)	Vesting: 2,290 shares in 2007, 2,290 shares in 2008, 1,095 shares in 2009 and 1,096 shares in 2010.
(15)	Vesting: 25% in each of the years 2007 through 2010.

TOC

2006 OPTIONS EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise	on Exercise	on Vesting	on Vesting(1)

Steven R. Williams	-	$ -	2,032	$ 90,932
Thomas E. Riley	-	-	1,347	60,278
Eric R. Stearns	-	-	1,270	56,833
Richard W. McCullough	-	-	-	-
Darwin L. Stump	-	-	1,195	53,476
_______________
(1)	Based on the closing price of the Company's common stock on the date of vesting, December 13, 2006, $44.75 per share.

2006 NONQUALIFIED DEFERRED COMPENSATION TABLE

	Executive	Company		Aggregate		Aggregate	Aggregate
	Contributions in	Contributions in		Earnings in		Withdrawals/	Balance at
Name	2006	2006(1)		2006(2)		Distributions	December 31, 2006

Steven R. Williams	$ -	$ 88,438	(3)	$ 35,699	(4)	$ -	$ 754,821
Thomas E. Riley	-	30,824		3,489		-	92,471
Eric R. Stearns	-	21,730		2,460		-	65,189
Richard W. McCullough	-	3,848		-		-	3,848
Darwin L. Stump	-	25,880		2,930		-	77,641
_______________
(1)
Company contributions include the present value cost of providing the defined compensation payout over a ten year period.  Since this is a self funded deferred compensation plan, the Company’s additional annual deferred compensation expense, less the interest component noted as aggregate earnings above, equals the increase in the accrued Company contributions that are required to fund the plan.  These annual amounts are a component of the executive officers' 2006 compensation and are included in the 2006 Summary Compensation Table.

(2)
Aggregate earnings consist of interest income earned on the beginning of the year compensation balance at a 6% interest rate.  These earnings are not included in the 2006 Summary Compensation Table as they are not above market rate.

(3)
Mr. Williams received deferred compensation benefits from both the current deferred compensation plan for all named executive officers, as well as a prior retirement plan.  The amount for Mr. Williams includes a reduction of $8,990 in the current funding amount due to the fact that the deferral option has been elected by Mr. Williams for the start of benefits under the prior retirement plan.  The deferred payment start date has been deferred for five years after retirement.  In addition, current year required Company contributions were also reduced by $35,699 due to a change in Mr. Williams’ projected retirement date.

(4)	Aggregate earnings for Mr. Williams include additional earnings of $4,590 on the Company’s previous retirement plan due to that plan’s “five year deferral option.”

TOC

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information related to the Company's equity compensation plans under which its equity securities are authorized for issuance as of June 30, 2007.

Plan category	Number of securities to be issued upon exercise of outstanding options		Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans(1)
Equity compensation plans
approved by security holders(2)	56,567	(3)	$ 30.92	528,331
Equity compensation plans
not approved by security holders	-		-	-

Total	56,567		30.92	528,331
_______________
(1)	Excludes the number of securities to be issued upon exercise of outstanding options and performance shares subject to certain performance goals over a specified period of time.
(2)	These plans consist of the 1999 Incentive Stock Option and Non-Qualified Stock Option Plan, the 2004 Long-Term Equity Compensation Plan and the 2005 Non-Employee Director Restricted Stock Plan.
(3)	Excludes 31,972 shares of common stock issuable upon the obtainment of specified performance goals over a specified period of time.

TOC

SHAREHOLDER PERFORMANCE GRAPH

The following graph illustrates the cumulative total return on the Company's common stock over a five year period ended December 31, 2006, compared to the cumulative total returns for the same period for the S&P 500 Index and a peer group index.  The peer group index consists of 203 Crude Petroleum and Natural Gas Companies.  The cumulative total shareholder return computations assume the investment of $100 in Company common stock, the S&P 500 Index and the peer group index.  The table includes the cumulative shareholder return assuming the reinvestment of dividends.
	Year ended December 31,
	2001	2002	2003	2004	2005	2006
PETROLEUM DEVELOPMENT CORPORATION	$ 100.00	$ 85.90	$ 384.12	$ 625.12	$ 540.36	$ 697.73
SIC CODE INDEX	100.00	106.61	171.22	217.51	312.49	406.32
S&P 500 INDEX	100.00	77.90	100.25	111.15	116.61	135.03

TOC

SHAREHOLDER NOMINATIONS AND PROPOSALS

Advance Notice Procedures

Under the Company's By-Laws, no business may be brought before an annual meeting of the Company unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered advance notice to the Company.  The notice must contain certain information specified in the By-Laws and be delivered to the Corporate Secretary at Petroleum Development Corporation, 120 Genesis Boulevard, Bridgeport, West Virginia 26330, not less than 80 days (June 9, 2008) nor more than 90 days (May 30, 2008) prior to the first anniversary of the preceding year's annual meeting.  These requirements are separate from and in addition to the SEC's requirements that a shareholder must meet in order to have a shareholder proposal included in the Company's proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.  Under federal proxy rules, if a shareholder wishes to present such a proposal, but fails to notify the Company by the date required by the Company's By-Laws, the proxies solicited by the Board will include discretionary authority to vote on the shareholder's proposal in the event the proposal is properly brought before the meeting.

Shareholder Proposals for 2008 Annual Meeting

In order to be included in the Company's Proxy Statement for the 2008 Annual Meeting of Shareholders, shareholder proposals must be received by the Company at its principal executive office on or prior to April 2, 2008.  Proposals should be addressed to:

Corporate Secretary
Petroleum Development Corporation
120 Genesis Boulevard
Bridgeport, West Virginia 26330

In addition, for any proposal that is not submitted for inclusion in next year's proxy statement, but is instead sought to be presented directly at the 2008 Annual Meeting of Shareholders, SEC rules permit management to vote proxies in its discretion if the Company (1) receives written notice of the proposal not later than June 9, 2008, nor earlier than May 30, 2008, and advises shareholders in the 2008 proxy statement about the nature of the matter and how management intends to vote on the matter; or (2) does not receive written notice of the proposal prior to the close of business on June 16, 2008.  Notices of intention to present proposals at the 2008 annual meeting of shareholders should be addressed to Corporate Secretary, Petroleum Development Corporation, 120 Genesis Boulevard, Bridgeport, West Virginia 26330.

By Order of the Board of Directors,
Steven R. Williams, Chairman

TOC

Dated:  July 31, 2007

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON WHO IS A RECORD OR BENEFICIAL HOLDER OF COMMON STOCK OF THE COMPANY, ON WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, WHICH THE COMPANY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.  COPIES MAY BE OBTAINED BY WRITING TO CORPORATE COMMUNICATIONS DEPARTMENT, PETROLEUM DEVELOPMENT CORPORATION, 120 GENESIS BOULEVARD, BRIDGEPORT, WEST VIRGINIA 26330.

Petroleum Development Corporation
120 Genesis Boulevard
Bridgeport, West Virginia 26330

Proxy Solicited by the Board of Directors for the Annual Meeting of Shareholders

The undersigned hereby appoints STEVEN R. WILLIAMS and DARWIN L. STUMP, and either of them, proxies, each with full power to act without the other and with full power of substitution for and in the name of the undersigned at the Annual Meeting of Shareholders of Petroleum Development Corporation (the "Company") to be held on August 28, 2007, at 10:00 a.m. and at any adjournment or postponement thereof to vote all shares of the common stock of the Company, held by the undersigned with respect to the following matters or postponement and on such other matters as may properly come before the meeting.

(1) ELECTION OF DIRECTORS

Nominees: Vincent F. D'Annunzio and Thomas E. Riley

 FOR ALL                                                    WITHHOLD ALL                                                       FOR ALL EXCEPT
            (See Instructions Below)

Instructions:  To withhold authority to vote for either nominee, mark "FOR ALL EXCEPT" and circle the nominee's name above.

(2) TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2007.

 FOR                                         AGAINST                                                       ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any and all adjournments or postponements thereof.

(CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

TOC

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement for such meeting dated August 28, 2007, and a copy of the Company's 2006 Annual Report.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.  THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR PROPOSALS 1 AND 2.

Date: __________________, 2007
Signature (Please sign in the above box EXACTLY as your name(s) appears on this proxy. All joint holders must sign. When signing in a representative capacity, please provide your full title.)

IMPORTANT INFORMATION IS CONTAINED ON OTHER SIDE OF THIS CARD, PLEASE READ BOTH SIDES OF THIS CARD, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

TOC